SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934*


                           Fleetwood Enterprises, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)


                                    339099103
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                                 (CUSIP Number)


                                October 24, 2001
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             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No. 339099103                                          Page  2 of  5
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________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Acqua Wellington Private Placement Fund Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,209,945
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,209,945
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,209,945

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (A corporation organized under the laws of the Bahamas.)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 339099103                                          Page  3 of  5
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Item 1.

(a)      Name of Issuer:

         Fleetwood Enterprises, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         Fleetwood Enterprises, Inc.
         3125 Myers Street
         Riverside, CA 92503

Item 2.

(a)      Name of Person Filing:

         Acqua Wellington Private Placement Fund Ltd.

(b)      Address of Principal Business Office or, if none, Residence:

         Acqua Wellington Private Placement Fund Ltd.
         c/o Fortis Fund Services (Bahamas) Ltd.
         Montague Sterling Centre
         East Bay Street
         PO Box SS-6238
         Nassau, Bahamas

(c)      Citizenship:

         Bahamas

(d)      Title of Class of Securities:

         Common Stock, par value $1.00 per share

(e)      CUSIP Number:

         339099103

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CUSIP No. 339099103                                          Page  4 of  5
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Item 3.      If this  statement  is  filed  pursuant  to  ss.ss.240.13d-1(b)  or
240.13d-2(b) or (c), check whether the person filing is a:

             Not applicable.

Item 4.      Ownership.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:  2,209,945 shares.

(b)      Percent of class:  6.3%

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote:  2,209,945.

         (ii)     Shared power to vote or to direct the vote:  None.

         (iii)    Sole  power  to  dispose  or to  direct  the  disposition  of:
                  2,209,945.

         (iv)     Shared power to dispose or to direct the disposition of: None.

Item 5.      Ownership of Five Percent or Less of a Class

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             Not applicable.

Item 8.      Identification and Classification of Members of the Group

             Not applicable.

Item 9.      Notice of Dissolution of Group

             Not applicable.

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CUSIP No. 339099103                                          Page  5 of  5
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Item 10. Certification

Certification pursuant to Section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        November 28, 2001
                                        ----------------------------------------
                                                        (Date)


                                        ACQUA WELLINGTON PRIVATE
                                        PLACEMENT FUND LTD.

                                        By: /s/ Richard Colpron
                                        ----------------------------------------
                                                      (Signature)

                                        Richard Colpron, Vice President
                                        ----------------------------------------
                                                     (Name/Title)